Exhibit 99.1

         The Peoples BancTrust Co., Inc. Reports First Quarter Results


    SELMA, Ala.--(BUSINESS WIRE)--April 21, 2005--The Peoples BancTrust Co., Inc. (NASDAQ Small Cap: PBTC) today reported results for its first quarter ended March 31, 2005.
    Net income for the first quarter of 2005 was $1.44 million compared with $1.46 million for the first quarter of 2004. Earnings per share were $0.26 for each quarterly period on both a basic and diluted basis.
    "Our earnings were about even with the first quarter of last year," stated Elam P. Holley, Jr., President and Chief Executive Officer. "Overall, loans were down from last year due to the pay-offs on several large credits, including special attention loans. Loan demand has been very good from the loan production offices we have opened since last year, but was not sufficient to offset the loan payoffs and soft demand in our older markets.
    "Credit quality continued to improve since last year as evidenced by the lower provision for loan losses. The payoff of the special attention loans resulted in a credit of $313,000 for the quarter, compared with a provision for loan losses of $426,000 in the first quarter of last year. We are very pleased with the solid recovery in loan quality since last year, and we remain focused on this aspect of our operations in order that we may solidify future earnings and financial condition.
    "After the close of the quarter, we announced that Endurance Capital Investors, L.P. of New York had made an investment in Peoples BancTrust by purchasing 287,209 shares for $5.0 million in a private placement. Our agreement with Endurance Capital includes provisions for possible additional funding at our option for up to $20 million for use in our acquisition program. The funding may be in the form of equity, debt or some combination thereof. We believe our relationship with Endurance Capital will be instrumental in expanding our contacts within the financial community as well as increasing our ability to take advantage of future opportunities," continued Mr. Holley.

    First Quarter Results

    Total interest income was $9.7 million for the first quarter of 2005 compared with $9.2 million in the first quarter of 2004. The increase in interest income was due primarily to improved margins offset by lower average balances in earnings assets. Interest earning assets produced an average annual yield of 5.40% in the first quarter of 2005 compared with 5.14% for the same period in 2004. Average loans in the first quarter of 2005 declined 3.4% to $440.9 million compared with $456.6 million in the same quarter of last year.
    Total interest expense was $3.3 million in the first quarter of 2005, up from $2.8 million in the first quarter of 2004. The average annual rate of interest paid on interest bearing liabilities rose to 2.11% in the first quarter of 2005 compared with 1.76% for the same period in 2004.
    Net interest income for the first quarter of 2005 was $6.4 million compared with $6.5 million in the first quarter of 2004.
    Net interest income after provision for loan losses was $6.8 million in the first quarter of 2005 compared with $6.0 million in the first quarter of 2004. The 2005 results included a $313,000 recapture of provision for loan losses in the first quarter of 2005 compared with a provision for loan losses of $426,000 for the same period in 2004. The credit for 2005 reflected an overall improvement in loan quality coupled with the payoff of certain special attention loans.
    Non-interest income declined 11.9% to $2.1 million, compared with $2.3 million in the first quarter of 2004. The decline was primarily due to lower deposit service charges and lower gains on sales of securities compared with the prior year. Net gains on sales of securities were $14,000 in the first quarter of 2005 compared with $203,000 in the first quarter of last year.
    Total non-interest expense rose 7.1% to $6.8 million, compared with $6.4 million in the first quarter of 2004. Expenses associated with new loan production offices, credit review initiatives and compliance contributed to this increase. Salary and benefits expenses were down 0.8% to $3.3 million compared with $3.4 million the first quarter of 2004.

    Outlook for 2005

    "We saw loan demand improve as the quarter progressed and we are optimistic about future demand improving in 2005," Mr. Holley continued. "We believe our strong financial condition and excellent credit quality will be an important part in building future earnings. We remain focused on building shareholder value by expanding our loan production and expanding our market through selective acquisitions."

    About Peoples BancTrust Co., Inc.

    The Peoples BancTrust Co., Inc. is the parent company of The
Peoples Bank and Trust Company, which has 24 offices located in eleven Alabama counties (Autauga, Bibb, Butler, Dallas, Elmore, Jefferson, Lee, Montgomery, Shelby, Tallapoosa and Tuscaloosa).

    Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Peoples BancTrust's operating results, performance or financial condition are competition, the demand for its products and services, the ability to expand, and numerous other factors as set forth in filings with the Securities and Exchange Commission.



Earnings Summary:
(amounts in thousands except
 share and per share data)

                                               Three Months Ended
                                                    Mar. 31,
                                           --------------------------
                                               2005           2004
                                           -----------    -----------
                                                   (unaudited)
Total interest income                           $9,708         $9,241
Total interest expense                           3,269          2,769
                                           -----------    -----------
Net interest income                              6,439          6,472
Provision for loan losses                         (313)           426
                                           -----------    -----------
Net interest income after provision
 for loan losses                                 6,752          6,046
Net securities gains                                14            203
Other noninterest income                         2,049          2,139
Noninterest expense                              6,815          6,363
                                           -----------    -----------
Income before income taxes                       2,000          2,025
Provision for income taxes                         565            567
                                           -----------    -----------
Net income                                      $1,435         $1,458
                                           ===========    ===========
Basic net income per share                       $0.26          $0.26
Diluted net income per share                     $0.26          $0.26
Basic weighted average number of
 shares outstanding                          5,585,158      5,565,543
Diluted average number of shares
 outstanding                                 5,616,830      5,592,521


Balance Sheet Summary:
(amounts in thousands)

                                              As of          As of
                                             Mar. 31,       Dec. 31,
                                               2005           2004
                                           -----------    -----------
                                           (unaudited)
Total assets                                  $775,901       $792,249
Loans, net of the unearned discount            438,728        438,019
Allowance for possible loan losses              (8,339)        (9,043)
Total deposits                                 652,393        665,653
Total borrowed funds                            47,007         48,313
Stockholders' equity                            74,062         75,042
Book value per share                            $13.25         $13.44




    CONTACT: The Peoples BancTrust Co., Inc., Selma
             Andrew C. Bearden, Jr., 334-875-1000